                                                                    Exhibit 99.1


CERTIFIED COPY OF THE RESOLUTION PASSED AT THE MEETING OF THE BOARD OF DIRECTORS OF HDFC BANK LIMITED HELD ON 21ST OCTOBER, 2004

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"RESOLVED THAT in accordance with the consent of the shareholders of the Bank in terms of Section 81 of the Companies Act, 1956 (including any amendment(s) thereto or modification(s) or re-enactment(s) thereof) and pursuant to the Memorandum and Articles of Association of the Bank and in accordance with the regulations/guidelines, if any, issued by the Securities and Exchange Board of India (SERI), the Reserve Bank of India (RBI) and all other relevant authorities from time to time, to the extent applicable and in accordance with such approval, consents, permissions and sanctions of the Government of India, SERI, RBI and all other relevant authorities, institutions and bodies and in accordance with such conditions and modifications as may be prescribed by any of them while granting such approvals, consents, permissions and sanctions, consent of the Board be and is hereby granted to offer, issue and allot in the course of international offering(s) in one or more tranches to Foreign Investors, Foreign Institutional Investors, Non-resident Indians, Corporate Bodies, Trusts, Mutual Funds, Banks, Insurance Companies, Pension Funds, Individuals and/or Trustees and/or Stabilisation Agents or otherwise, whether shareholders of the Bank or not, through a public issue and / or a private placement basis, equity securities in the form of American Depositary Shares representing equity shares of the Bank to be listed on the New York Stock Exchange, through prospectus and/or offer letter and/or circular basis such that the total amount raised through the aforesaid equity shares should not exceed US $ 300 million, including a right to the Board of Directors to retain for additional allotment such amount of the subscription not exceeding 15% of the amount of the initial offer of each tranche at the discretion of the Bank, at such price or prices, in such manner and where necessary in consultation with the Lead Managers and/or Underwriters and/or Stabilisation Agents and/or other Advisors or otherwise, on such terms and conditions as the Bank, may, in its absolute discretion decide at the time of issue of securities.

RESOLVED FURTHER THAT Mr. Aditya Puri, Managing Director, Mr. Vinod Yennemadi, Country Head - Finance, Legal & Administration and Mr. Paresh Sukthankar, Head-Credit & Market Risk, be and are hereby severally authorised to finalise all the terms relating to the proposed issue of ADSs, including amendments or modifications thereto as may be considered necessary by them.

RESOLVED FURTHER THAT Mr. Aditya Puri, Managing Director, Mr. Vinod Yennemadi, Country Head - Finance, Legal & Administration and Mr. Paresh Sukthankar, Head-Credit & Market Risk be and are hereby severally authorised to appoint or engage any agency/ies whether in India or abroad, decide, amend or modify the terms of appointment of all the agencies appointed or to be appointed hereafter, including payment of fees, commission, out of pocket expenses and other charges, in accordance with requisite approvals of RBI and to renew or terminate the appointments so made, as they may in their absolute discretion think fit.

RESOLVED FURTHER THAT the preliminary as well as the final prospectus/offering circular/registration statement for the aforesaid issue be finalised, approved and signed singly by Mr. Aditya Puri, Managing Director, Mr. Vinod Yennemadi, Country Head - Finance, Legal & Administration and Mr. Paresh Sukthankar, Head-Credit & Market Risk of the Bank with the authority to amend, vary, modify the same as may be considered desirable or expedient and for the purpose aforesaid to give such declarations, affidavits, certificates, consents authorities as may be required from time to time.

RESOLVED FURTHER THAT Mr. Aditya Puri, Managing Director, Mr. Vinod Yennemadi, Country Head - Finance, Legal & Administration and Mr. Paresh Sukthankar, Head-Credit & Market Risk of the Bank be and are hereby severally authorised to finalise the allotment in respect of the subscriptions in consultation with the Lead Managers to the Issue, accept the proceeds of the issue and to do all such acts, deeds and things as may be necessary or thought fit by them in this regard.

RESOLVED FURTHER THAT Mr. Aditya Puri, Managing Director, Mr. Vinod Yennemadi, Country Head - Finance, Legal & Administration and Mr. Paresh Sukthankar, Head-Credit & Market Risk be and are hereby severally authorised to sign, execute and issue Share Certificates, American Depository receipts, letters of allotment, listing application, various agreements (including but not limited to subscription agreement, depositary agreement, undertakings, deeds, powers of attorney, declarations and all other documents) and to do all such things, deeds and acts and to comply with all the formalities as may be required in connection with and incidental to the aforesaid issue including for the post issue formalities.

RESOLVED FURTHER THAT the Bank do open one or more Bank accounts in the name of the Bank in India and/or in such foreign countries with such Bank or Banks at such other places as may be decided severally by Mr. Aditya Puri, Managing Director, Mr. Vinod Yennemadi, Country Head - Finance, Legal & Administration and Mr. Paresh Sukthankar, Head- Credit & Market Risk of the Bank, in accordance with requisite approvals from Reserve Bank of India and other overseas regulatory authorities, if any, and that Mr. Aditya Puri, Managing Director, Mr. Vinod Yennemadi, Country Head - Finance, Legal & Administration and Mr. Paresh Sukthankar, Head - Credit & Market Risk be and are hereby severally authorised to sign and execute the application form and other documents required for opening the account, to operate the said account and to give such instructions including closure thereof as may be required and deemed appropriate by these signatories and that the said Bank/s be and is / are hereby authorised to honour all cheques and other negotiable instruments drawn, accepted or endorsed and instructions given by any one of the aforesaid signatories on behalf of the Bank.

RESOLVED FURTHER THAT pursuant to the Articles of Association of the Bank read with Section 50 of the Companies Act, 1956 an official seal, a facsimile of the common seal of the Bank be affixed, if required, in any agreement(s), documents or papers executed outside India in lieu of Common Seal and the same be affixed in the presence of Mr. Aditya Puri, Managing Director, Mr. Vinod Yennemadi, Country Head - Finance, Legal & Administration or Mr. Paresh Sukthankar, Head-Credit & Market Risk, who do sign the same and such authority be given under the common seal of the Bank.

RESOLVED FURTHER THAT for the purpose of allotment of the underlying shares and approving certain acts and/or transactions which are required to be done by the Board of Directors or its Committee only at its meeting held pursuant to the provisions of the Companies Act, 1956 the Share-Investors Grievance Committee of the Bank be and is hereby authorised to do all such acts in connection with the said offering of securities.

RESOLVED FURTHER THAT for the purpose of giving effect to this resolution Mr. Aditya Puri, Mr. Vinod Yennemadi, Country Head - Finance, Legal & Administration and Mr. Paresh Sukthankar, Head- Credit & Market Risk be and are hereby severally authorised to obtain the necessary approvals/permissions from any authority/(ies) and make, sign or deliver necessary applications, filings, deeds, documents, writings, etc., and to receive/collect any approvals from such authorities.

RESOLVED FURTHER THAT for the purpose of giving effect to any creation, issue, offer or allotment of equity shares or securities or instruments representing the same, as described above, the Managing Director be and is hereby authorised, on behalf of the Bank, to do all such acts, deeds, matters and things as he may, in his absolute discretion, deem necessary or desirable for such purpose, including without limitation, the entering into arrangements for managing, underwriting, marketing, listing, trading , acting as depository, custodian, registrar, paying and conversion agent, trustee and sign all deeds, documents and writings and to pay any fees, commissions, remuneration and expenses relating thereto.

RESOLVED FURTHER THAT the Managing Director be and is hereby authorised to delegate all or any of the powers herein conferred to any one or more executives of the Bank."

Certified by
For HDFC Bank Limited

/s/ Sanjay Dongre

Sanjay Dongre
Vice-President (Legal) &
Company Secretary

6th December, 2004